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                                                                   EXHIBIT 10.18

                      Third Party Contract/Rental Agreement
                     Minnesota School of Business (MSB) with

                        Broadview Media, Inc. (Broadview)

Minnesota School of Business will contract with Broadview for the use of Broadview's facilities, editing bays, sound studios and qualified technicians to support MSB's classes in the A.A.S. Digital Video Program. The classes are as follows:

DV100   Basic Editing                   4 Credits
DV110   DV History/Camera Operations    4 Credits
DV170   DV Editing FCP                  5 Credits
DV180   Sound For Video                 4 Credits
DV200   Video After Effects             4 Credits
DV210   DV Editing Avid                 4 Credits
DV220   Video Lighting and Color        4 Credits
DV250   Video Production                5 Credits
                               Total   34 Credits

The following information is included as part of the contract.

SYSTEMATIC PLAN FOR STUDENT EVALUATIONS OF THIRD PARTY FACILITY AND TECHNICIANS

Student surveys will be offered following each course taken, requesting a general rating of BROADVIEW's facilities, sound studios, editing bays and qualified technicians. Responses to surveys will be anonymous and voluntary. Any surveys that indicate a concern area will be reviewed in writing with the MSB Directors of Education.

DESCRIPTION OF ALL FEES PAID TO THE THIRD PARTY BY THE INSTITUTION

MSB will charge for all courses using the MSB credit costs. All 3rd party contract/rental agreement funds will be paid to BROADVIEW for use of its facilities, editing bays, sound studios and qualified technicians at a rate of 10% of tuition per quarter per student.

PLAN B (IN THE EVENT BROADVIEW DEFAULTS OR IS UNABLE TO PROVIDE SERVICES) MSB would build studios at their location(s) to teach the courses..

PLACEMENT SERVICES OFFERED, INCLUDING WHO IS RESPONSIBLE FOR PLACING STUDENTS

Students will participate in a MSB career development course, which covers job-seeking and job-keeping skills and techniques such as identification of individual skills meeting employer expectations, interview preparation and presentation and identification of potential employment opportunities in business and industry.

MSB will be responsible for career placement of students.


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A DESCRIPTION OF FACILITIES

     Broadview Media is located at 4455 West 77th Street, Edina MN 55435, conveniently located next door to MSB's Edina Campus.

BROADVIEW's facilities provide students with industry standard equipment and technologies applicable to the digital video production industry. The facilities are equipped to teach our students any and all courses associated with video production in a real-time, apprenticeship environment within a for-profit business.

A list of equipment located within the Broadview studio facilities is attached.

The parties to this Rental Agreement hereby agree.

Minnesota School of Business            Broadview Media, Inc.


/s/ Michael Blumberg                    /s/ Mark "Red" White
-------------------------------------   ----------------------------------------
Title Director, DVD Program             Title COO
Date April 2, 2004                      Date April 2, 2004


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